EXHIBIT 4.25
                CONSULTING SERVICES AGREEMENT

          Consulting services agreement, dated as of August
     6, 2001 by and between: eSynch, Inc. (ESYN) and John
     Vasquez. 4695 MacArthur court 11th Floor, Newport
     Beach, CA 92660 ("JOHN").

          WHEREAS, JOHN, through the expenditure of considerable time, money, and effort has created and developed, and is continuing to develop, an efficient system for providing valuable financial services ("the
     Services") to ESYN symbol (NASDAQ OCTBB: ESYN).

          WHEREAS, ESYN is desirous in obtaining the services from JOHN, and, subject to the terms and conditions herein, JOHN is willing to provide the services.

           NOW, THEREFORE IT IS AGREED AS FOLLOWS:

          1. As compensation, JOHN will be paid three hundred thirty thousand (330,000) free trading shares of ESYN common stock as compensation. Said shares are due and payable upon execution of this agreement.

          2. This Contract will be set forth for ninety (90) calendar days, to commence upon signing of this agreement.

          3. John is an independent contractor and not an agent, partner, co-venture or controlling person of ESYN. JOHN shall have no authority to enter into any agreement on behalf of, or otherwise bind ESYN.

          4. John agrees that it will not at any time during this agreement, and at any time thereafter, disclose any confidential knowledge or information regarding the ESYN to any persons unless it receives the consent of the ESYN to such disclosure or the information ceases to be confidential by the reason of: (I) its public disclosure by the Company, (II) its becoming generally and publicly known, or (III) its becoming known to JOHN through a third party who is not bound by any confidentiality agreement.


          5.John will:
                      a. Introduce ESYN to potential
                         financing term sheets.

                      b. Distribute news, and profiles to
                         potential financing individuals or
                         institutions to further create
                         market value for the resale of ESYN
                         stock/warrants.

                      c. Utilize our strategic relationships
                         to promote partnerships and other
                         strategic relations for ESYN.

          6. John shall hold ESYN harmless from and on account of any claims which may be asserted against John, or any affiliate or associate by any entity related to any services performed by John under this agreement.

          7. The laws of the State of California shall govern all disputes arising under this agreement as they are applied to contracts to be pert brined entirely within such State.

          3.)  This agreement may be executed in
               counterparts, all of which taken together shall be deemed one complete agreement. A copy of this agreement executed by a party hereto and delivered by facsimile to another party hereto (or such party's representative) shall be deemed an original copy of this agreement.

               IN WITNESS WHEREOF, we have set our hands and as of the day and year first written above.



John Vasquez.


By:   John Vasquez            (print)                Date:    8/6/01
----------------------

By:/s/ John Vasquez           (signature)
----------------------

Title:  Consultant
----------------------


eSynch. Inc.

By:   Tom Hemingway            (print)                Date: :    8/6/01
---------------------

By:/s/ Thomas Hemingway        (signature)
----------------------------
Title:   Chairman/CEO